                                                                    Exhibit 12.1



                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                                 (In thousands)



                                                               1/1/98 through  |    12/24/98 through                       ended
                                      1996         1997           12/23/98     |       12/31/98              1999         9/30/00
                                      ----         ----           --------     |       --------              ----         -------
                                                                               |
EARNINGS                                                                       |
Loss before income taxes,                                                      |
     minority interest and                                                     |
     extraordinary item              $(2,723)    $(4,623)        $(17,222)     |      $(5,277)            $(639,884)    $(1,473,995)
Fixed Charges                          4,442       5,283           17,614      |        2,374               485,021         799,964
                                     -------     -------         --------      |      -------             ---------     -----------
Earnings                             $ 1,719     $   660         $    392      |      $(2,903)            $(154,863)    $  (674,031)
                                     =======     =======         ========      |      =======             =========     ===========
                                                                               |
FIXED CHARGES                                                                  |
Interest Expense                     $ 4,415     $ 5,120         $ 17,277      |      $ 2,353             $ 471,871     $   780,111
Amortization of Debt Costs                --         123              267      |           --                10,300          16,363
Interest Element of Rentals               27          40               70      |           21                 2,850           3,490
                                     -------     -------         --------      |      -------             ---------     -----------
Total Fixed Charges                  $ 4,442     $ 5,283         $ 17,614      |      $ 2,374             $ 485,021     $   799,964
                                     =======     =======         ========      |      =======             =========     ===========
Ratio of Earnings to                                                           |
     Fixed Charges (1)                    --          --               --      |           --                    --              --
                                     =======     =======         ========      |      =======             =========     ===========


(1) Earnings for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998 through December 23, 1998, and for the period from December 24, 1998 through December 31, 1998; for the year ended December 31,1999; and for the nine months ended September 30, 2000; were insufficient to cover fixed charges by $2,723; $4,623; $17,222; $5,277; $639,884; and $1,473,995,
respectively. As a result of such deficiencies, the ratios are not presented.





























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